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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We have issued our report dated February 11, 2016 (except for effects of the realignment of the Company's segments described in Note 3 to the financial statements, as to which the date is November 23, 2016) with respect to the consolidated financial statements and schedule, and our report dated February 11, 2016 with respect to internal control over financial reporting, of ION Geophysical Corporation included in the Current Report on Form 8-K dated November 23, 2016, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON, LLP

Houston, Texas
November 23, 2016

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm